FREE WRITING PROSPECTUS FILED PURSUANT TO RULE 433 REGISTRATION NUMBER 333-105077-06
Additional Information Statement dated February 9, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-338-4622.
Capital Auto Receivables Asset Trust 2006-1
Issuing Entity
$2,412,835,000 Asset Backed Notes, Class A
$126,052,000 Asset Backed Notes, Class B
$47,270,000 Asset Backed Notes, Class C
Capital Auto Receivables, Inc.
Depositor
General Motors Acceptance Corporation
Sponsor and Servicer
This additional information statement (this “Additional Statement”) relates to the Class A-2 Notes, Class A-3 Notes, Class A-4 Notes, Class B Notes and Class C Notes to be issued by the issuing entity, and restates a risk factor and revises the definitions of “Available Interest” and “Available Principal” in the preliminary prospectus supplement, dated February 8, 2006 (the “Preliminary Prospectus Supplement”). Unless the context indicates otherwise, defined terms in this Additional Statement that are not otherwise defined herein have the meanings given to them in the Preliminary Prospectus Supplement. This Additional Statement is not an independent offer to sell the offered notes or the solicitation of an offer to buy the offered notes and should be read only in conjunction with the Preliminary Prospectus Supplement. To the extent that the information directly set forth in this Additional Statement is inconsistent with the information in the Preliminary Prospectus Supplement, you should rely upon the information in this Additional Statement.
The issuing entity is offering the following classes of notes by the Preliminary Prospectus Supplement and the prospectus:

	Class A Notes
	A-2a Notes	A-2b Notes	A-3 Notes	A-4 Notes	Class B Notes	Class C Notes
Principal Balance	$450,000,000	$1,060,000,000	$650,000,000	$252,835,000	$126,052,000	$47,270,000
Interest Rate	5.03%	One-Month LIBOR + 0.030%	5.03%	5.04%	5.26%	5.55%
Initial Distribution Date	March 15, 2006	March 15, 2006	March 15, 2006	March 15, 2006	March 15, 2006	March 15, 2006
Final Scheduled Distribution Date	September 15, 2008	September 15, 2008	October 15, 2009	May 17, 2010	October 15, 2010	January 18, 2011
Distribution Frequency	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly
Price to Public	99.998323%	100.000000%	99.990746%	99.995548%	99.985410%	99.972074%
Underwriting Discount	0.125%	0.125%	0.175%	0.250%	0.300%	0.350%
Proceeds to Depositor	99.873323%	99.875000%	99.815746%	99.745548%	99.685410%	99.622074%
The Class A-2b notes are floating rate notes. All other offered notes are fixed rate notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Additional Statement, the Preliminary Prospectus Supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Underwriters for the Class A-2 notes, Class A-3 notes, Class A-4 notes and the Class B notes:

Citigroup	JPMorgan	RBS Greenwich Capital	Wachovia Securities
Calyon Securities
Comerica
Fortis Securities LLC
Harris Nesbitt
RBC Capital Markets
Underwriters for the Class C notes:

Citigroup	JPMorgan	RBS Greenwich Capital	Wachovia Securities

     The principal amount, interest rate and the Final Scheduled Distribution Date for the offered notes are as set forth on the first page of this Additional Statement. The corresponding information for the Class A-1 Notes and Class D Notes is set forth in the following table:

	Class A-1 Notes	Class D Notes
Principal amount	$510,000,000	$31,513,000
Interest rate	4.642%	7.16%
Final scheduled distribution date	February 15, 2007	January 15, 2013
UNDERWRITING
     Subject to the terms and conditions set forth in the underwriting agreement, the depositor has agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase from the depositor, the principal amount of the offered notes set forth opposite its name below:
Aggregate Principal Amount to be Purchased

Underwriter	Class A-2a Notes	Class A-2b Notes	Class A-3 Notes	Class A-4 Notes	Class B Notes	Class C Notes

Citigroup Global Markets Inc.	$102,447,229	$241,320,139	$147,979,331	$57,560,545	$28,697,062	$11,817,500

Greenwich Capital Markets, Inc.	$102,447,229	$241,320,139	$147,979,331	$57,560,545	$28,697,062	$11,817,500

J.P. Morgan Securities Inc.	$102,447,229	$241,320,139	$147,979,331	$57,560,545	$28,697,062	$11,817,500

Wachovia Capital Markets, LLC	$102,447,229	$241,320,139	$147,979,331	$57,560,545	$28,697,062	$11,817,500

Calyon Securities (USA) Inc.	$8,042,217	$18,943,889	$11,616,535	$4,518,564	$2,252,750

Comerica Securities, Inc.	$8,042,217	$18,943,889	$11,616,535	$4,518,564	$2,252,750

Fortis Securities LLC	$8,042,217	$18,943,889	$11,616,535	$4,518,564	$2,252,750

Harris Nesbitt Corp.	$8,042,217	$18,943,889	$11,616,535	$4,518,564	$2,252,752

RBC Capital Markets Inc.	$8,042,216	$18,943,888	$11,616,536	$4,518,564	$2,252,750

Total:	$450,000,000	$1,060,000,000	$650,000,000	$252,835,000	$126,052,000	$47,270,000

     Citigroup Global Markets Inc., Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc., and Wachovia Capital Markets, LLC are responsible for jointly leading and managing the offering of the offered notes.
     The depositor has been advised by the underwriters that the several underwriters propose initially to offer the Class A-2a Notes, the Class A-2b Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes and the Class C Notes to the public at the prices set forth on the first page of this Additional Statement, and to dealers at those prices less a selling concession not in excess of the percentage set forth below for each class of offered notes. The underwriters may allow, and those dealers may reallow to other dealers, a subsequent concession not in excess of the percentage set forth below for each class of offered notes. After the initial public offering, the public offering price and these concessions may be changed.

	Selling Concession	Reallowance
Class A-2a Notes	0.075%	0.040%
Class A-2b Notes	0.075%	0.040%
Class A-3 Notes	0.105%	0.070%
Class A-4 Notes	0.150%	0.100%
Class B Notes	0.180%	0.120%
Class C Notes	0.210%	0.140%

     The following chart sets forth information on the aggregate proceeds to the depositor from the sale of the offered notes.

		As a percent of initial
	Aggregate Amount	aggregate principal amount
		of the offered notes
Sale of the Offered Notes Proceeds	$2,586,046,454.68	99.995725%
Underwriting Discount on the Notes	$4,200,688.50	0.162430%
Additional Offering Expenses	$1,200,000.00	0.046401%
Net Proceeds to Depositor	$2,580,645,766.18	99.786895%
RISK FACTOR
     In the Preliminary Prospectus Supplement, under the caption “Risk Factors,” the first listed risk factor is hereby deleted and the following risk factor is inserted in its place:

Class A Notes Offered Hereby are Subject to Greater Risk Because the Principal Payments on the Class A Notes Offered Hereby are Subordinated to the Class A-1 Notes Not Offered Hereby	The Class A notes offered hereby bear greater risk than the Class A-1 notes, not offered hereby, because payments of principal on the Class A notes offered hereby are subordinated, as described below, to payments of principal on the Class A-1 notes which are not offered hereby.
Principal payments on the Class A notes offered hereby will be subordinated to principal payments on the Class A-1 notes not offered hereby and no principal will be paid on the Class A notes offered hereby until all principal on the Class A-1 notes has been paid in full, other than following an acceleration as a result of an event of default.

Interest payments on the Class A notes on each distribution date will be subordinated to the basic servicing fee due to the servicer and all payments owing to the swap counterparty in relation to the interest rate swaps, other than termination payments. Termination payments, if any, owing to the swap counterparty on interest rate swaps related to the Class A notes will be paid ratably with interest on the Class A notes in proportion to their respective amounts.

This subordination could result in reduced or delayed payments of principal and interest on the Class A notes offered hereby.
CERTAIN FEES AND EXPENSES

Basic Servicing Fee	1.00% per annum

GLOSSARY OF TERMS
     The following are definitions of specific terms used in the Preliminary Prospectus Supplement for which all information was not available on the date of the Preliminary Prospectus Supplement.
     “Class A-1 Notes” means the 4.642% Asset Backed Notes, Class A-1 issued by the trust.
     “Class A-2a Notes” means the 5.03% Asset Backed Notes, Class A-2a issued by the trust.
     “Class A-2b Notes” means the Floating Rate Asset Backed Notes, Class A-2b issued by the trust.
     “Class A-3 Notes” means the 5.03% Asset Backed Notes, Class A-3 issued by the trust.
     “Class A-4 Notes” means the 5.04% Asset Backed Notes, Class A-4 issued by the trust.
     “Class B Notes” means the 5.26% Asset Backed Notes, Class B issued by the trust.
     “Class C Notes” means the 5.55% Asset Backed Notes, Class C issued by the trust.
     “Class D Notes” means the 7.16% Asset Backed Notes, Class D issued by the trust.
     In addition, the following definitions in the Preliminary Prospectus Supplement shall be revised as follows:
     “Available Interest” shall be modified by deleting clause (6) in its entirety and inserting in its place a new clause (6) as follows:
“(6)	the net amount, if any, paid by the swap counterparty to the trust pursuant to any interest rate swap,”
     “Available Principal” shall be modified by deleting clause (6) in its entirety.